As filed with the Securities and Exchange Commission on June 28, 2021

Registration No. 333- ________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HARBOR CUSTOM DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation or organization)

46-4827436

(I.R.S. Employer Identification Number)

11505 Burnham Dr., Suite 301

Gig Harbor, Washington 98332

(Address of Registrant’s principal executive offices, including zip code)

2018 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN

2020 RESTRICTED STOCK PLAN

(Full title of the Plan)

Sterling Griffin, Chief Executive Officer and President

Harbor Custom Development, Inc.

11505 Burnham Dr., Suite 301

Gig Harbor, Washington 98332

(253) 649-0636

(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	397,126	(2)	$2.61	(3)	$1,036,499	$113
Common Stock, no par value	34,000	(4)	$3.44	(5)	$116,960	$13
Common Stock, no par value	944,550	(6)	$3.44	(5)	$3,249,252	$355
TOTAL	1,375,676				$4,402,711	$481

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, no par value of Harbor Custom Development, Inc. (the “Registrant” or the “Company”), that become issuable under the Company’s 2018 Incentive and Nonstatutory Stock Option Plan (the “2018 Plan”) or the 2020 Restricted Stock Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Represents 397,126 shares of common stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2018 Plan.
(3)	Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, based on the weighted average exercise price of outstanding stock options of $2.61 granted under the 2018 Plan.
(4)	Represents 34,000 shares of common stock reserved for issuance upon the settlement of previously granted stock units that remain outstanding under the 2020 Plan.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The calculation of the registration fee is based upon a per share price of $3.44, which was the closing price of the of the Registrant’s common stock on June 25, 2021 as reported for such date by the Nasdaq Capital Market.
(6)	Represents 278,550 shares of common stock reserved for issuance under the 2018 Plan and 666,000 shares of common stock reserved for issuance under the 2020 Plan

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Harbor Custom Development, Inc. (the “Registrant” or the “Company”) prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 1,375,676 shares of the Company’s common stock that may be issued pursuant to the Company’s 2018 Incentive and Nonstatutory Stock Option Plan (the “2018 Plan”) and the 2020 Restricted Stock Plan (the “2020 Plan”). As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the Plans as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3, Part II of this Registration Statement, taken together, constitute a prospectus for the 2018 Plan and 2020 Plan that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Jeff Habersetzer,

Chief Operating Officer, Secretary, and General Counsel

Harbor Custom Development, Inc.

11505 Burnham Dr., Suite 301

Gig Harbor, Washington 98332

(253) 649-0636

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 31, 2021; and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 17, 2021;

2.	Our Current Reports on Form 8-K filed with the SEC on January 15, 2021; January 21, 2021; January 22, 2021; January 26, 2021; March 9, 2021; March 26, 2021; May 17, 2021; June 3, 2021; June 8, 2021; June 10, 2021; and June 14, 2021, except for any information furnished under Item 2.02 or Item 7.01 therein, which is not deemed to be filed and not incorporated by reference herein; and

3.	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 filed on March 31, 2021 (Registration Number: 333-25529).

All reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Harbor Custom Development, Inc., Attention: Investor Relations, 11505 Burnham Dr., Suite 301, Gig Harbor, Washington 98332, telephone (253) 649-0636. You may also view such documents on our website under the “Investor Relations” tab on www.harborcustomhomes.com. Any of the other information found on our website, or third-party websites that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our securities.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Registrant or any of its parents or subsidiaries.

Item 6. Indemnification of Directors and Officers.

The Washington Business Corporations Act (“WBCA”) provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (i) the individual acted in good faith and (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, the individual must not have had any reasonable cause to believe the conduct was unlawful.

A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. Washington law provides for mandatory indemnification of directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding. A corporation may indemnify officers to the same extent as directors.

Washington law also permits a director of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless its articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. Washington law further provides that a corporation may, if authorized by its articles of incorporation, bylaws, or a resolution adopted or ratified by its shareholders, provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

Our Bylaws provide, among other things, for the indemnification of directors, and authorize our board of directors to pay reasonable expenses incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any legal liability incurred by the individual while acting for us within the scope of his or her employment, provided, however, that such payment of expenses in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking of the director to repay all amounts advanced if it should be ultimately determined that the director is not entitled to be indemnified.

In addition, our Bylaws and director agreements provide that our directors will not be personally liable for monetary damages to us for conduct as a director if they are wholly successful in the defense of the proceeding as described above.

The limitation of liability and indemnification provisions in our Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and certain employees pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming us or any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description	Form	Exhibit	Filing Date	Filed Herewith
4.1	Certificate of Conversion and Articles of Incorporation of the Registrant filed with the Washington Secretary of State on October 1, 2018	S-1	3.1	03/31/2020
4.2	Amended and Restated Articles of Incorporation of the Registrant filed with the Washington Secretary of State on December 7, 2018	S-1	3.2	03/31/2020
4.3	Amended and Restated Articles of Incorporation of the Registrant filed with the Washington Secretary of State on August 1, 2019	S-1	3.3	03/31/2020
4.4	2nd Amended and Restated Bylaws of the Registrant, dated January 15, 2020	S-1	3.4	03/31/2020
4.5	Amended Articles of Incorporation of the Registrant filed with the Washington Secretary of State on April 16, 2020	S-1/A	3.5	04/28/2020
4.6	2018 Incentive and Non-Statutory Stock Option Plan to Employees, Directors, and Consultants of Harbor Custom Homes, Inc., dated November 19, 2018	S-1	4.1	03/31/2020
4.7	2020 Restricted Stock Plan, dated October 13, 2020	10-Q	10.1	11/16/2020
5.1	Opinion of FitzGerald Yap Kreditor, LLP				X
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of FitzGerald Yap Kreditor LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Gig Harbor, State of Washington, on June 24, 2021.

Harbor Custom Development, Inc.

/s/ Sterling Griffin
By:	Sterling Griffin
Its:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sterling Griffin as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all relevant exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sterling Griffin	Chief Executive Officer, President, and Chairman of the Board of Directors	June 24, 2021
Sterling Griffin	(Principal Executive Officer)

/s/ Lynda Meadows	Chief Financial Officer	June 24, 2021
Lynda Meadows	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robb Kenyon	Director	June 24, 2021
Robb Kenyon

/s/ Dennis Wong	Director	June 24, 2021
Dennis Wong

/s/ Larry Swets	Director	June 24, 2021
Larry Swets

/s/ Wally Walker	Director	June 24, 2021
Wally Walker

/s/ Karen Bryant	Director	June 24, 2021
Karen Bryant